Exhibit 10.22
HIRERIGHT HOLDINGS CORPORATION
2021 OMNIBUS INCENTIVE PLAN

PROJECT ZAHA
RESTRICTED STOCK UNIT GRANT NOTICE
Notice (this “Notice”) is hereby given of the grant by HireRight Holdings Corporation (the “Company”) to the Participant named below (the “Participant”) of a Restricted Stock Unit Award as described below (the “RSU Award”) under the Company’s 2021 Omnibus Incentive Plan (the “Plan”). The RSU Award consists of the number of Restricted Stock Units set forth below (the “Restricted Stock Units” or “RSUs”). Each RSU represents the right to receive one share (a “Share”) of the Company’s Common Stock, par value $0.001 (the “Common Stock”), subject to vesting as set forth below. This Notice and the RSU Award replaces the Project Zaha Restricted Stock Grant Notice dated June 1, 2022 and the Award reflected therein issued to the Participant (the “Prior Award”), and accordingly the Prior Award is hereby canceled and of no force or effect.
The RSU Award is governed by and subject to this Notice and the Plan, which is incorporated into this Notice by reference. A copy of the Plan has been made available to the Participant together with this Notice and can also be obtained through the Participant’s account with the Company’s Plan administrator. This Notice includes certain core terms and conditions of the RSU Award but reference must be made to the Plan for complete terms and conditions. In the event of a conflict between the terms of this Notice and the Plan, the terms of the Plan control.
By acceptance of the RSU Award, and also through performance of the vesting requirements and acceptance of the Shares issuable upon vesting, the Participant agrees to the terms and conditions set forth in this Notice and the Plan. Capitalized terms used but not defined in this Notice shall have the meanings given to them in the Plan.
1. The RSU Award
    Participant Name:                Conal Thompson
Number of Restricted Stock Units:        103,806
Grant Date:                    November 7, 2022
Vesting:

The RSUs are divided into seven Tranches, and the table below shows for each such Tranche (i) the percentage of the RSUs that are associated with that Tranche; (ii) the Operational Category associated with that Tranche; and (iii) the Performance Target associated with the Operational Category for that Tranche.

Tranche	% of RSUs	Operational Category	Performance Target
1	10	US Verifications	$1.20 CPT
2	15	Non-US Verifications	$3.77 CPT
3	30	Public Records Reporting	$0.19 CPT
4	10	Healthcare/Transportation	$0.35 CPT
5	10	Drug and Health Screening	$0.77 CPT
6	10	Customer Service Cost	2.5% of Revenue
7	15	Verifications Database	$5.5 million Annualized Revenue

For each Tranche of RSUs, the following rules apply, subject in all cases to the Participant’s continued employment in good standing with the Company or any of its subsidiaries through vesting:

At or promptly following each Measurement Date for each Tranche, the Measurement Committee will assess whether the Performance Target for the Operational Category associated with that Tranche has been achieved for the month (or in the case of the Verifications Database, the three months) ending on that Measurement Date.

Actual performance for each month with respect to each Operational Category, revenues, costs, transaction volumes, and other measurements required to determine vesting will be determined according to the Company’s standard calculation methodology as presented in the regular monthly operations metrics or financial results prepared for purposes of business reporting and analysis or financial reporting, as the case may be.

If the Measurement Committee determines that the Performance Target associated with the Tranche is achieved by the Deadline, then the percentage of the RSU’s associated with that Tranche will be multiplied by the total number of RSUs subject to this RSU Award and the resulting number of RSUs will vest as of the Certification Date associated with that Tranche. If the Performance Target associated with the Tranche is not achieved by the Deadline, then as of the Deadline the percentage of the RSUs associated with that Tranche will lapse without further consideration and be of no further force or effect.

For these purposes:

“Annualized Revenue” for the Verifications Database will be measured monthly starting on the third Measurement Date for the Verifications Database and means the product of 4 and the actual Revenue recognized by the Company derived from the Company’s proprietary Verifications Database for the three consecutive months ending on each Measurement Date.

“CPT” means cost per transaction. A transaction within any Operational Category consists of an operational procedure (e.g. verification of employment) as reflected by the Company’s standard reporting. CPT for an Operational Category is measured as of each Measurement Date for the calendar month ending on that Measurement Date based upon all transactions in that Operational Category in that calendar month.

“Customer Service Cost” means direct costs associated with the Company’s Customer Service operations.

“Deadline” means December 31, 2024.

“Certification Date” for a Tranche means the date that the members of the Measurement Committee conclude that the Performance Target for the Operational Category associated with that Tranche has been achieved.

“Measurement Committee” means the HireRight members of the Project Zaha Program Board Oversight Committee who are not recipients of equity awards associated with Project Zaha and do not report to any recipient of equity awards associated with Project Zaha.

“Measurement Date” for a Tranche means the last day of each complete calendar month following general release of the product, or completion of the Project Zaha development work, for the Operational Category associated with that Tranche until the earlier of (i) the date that the Performance Target for the Operational Category associated with that Tranche has been achieved, or (ii) the Deadline. The Measurement Committee will determine when general release of the development work for an Operational Category has been completed.

“Revenue” as of any Measurement Date means total revenue recognized by the Company for the calendar month ending on that Measurement Date,.
Subject to Section 3 below, and any employment or service agreement, offer letter, severance agreement or plan, or any other agreement between the Participant and the Company or any Affiliate (such agreement, letter or plan, a “Separate Arrangement”), and subject to any vesting acceleration provisions applicable to the RSUs contained in the Plan, if the Participant ceases to remain in service for any or no reason before the Participant vests in any of the RSUs, all unvested RSUs and the Participant’s right to acquire any Shares of Common Stock hereunder will immediately terminate and be forfeited. Furthermore, under all circumstances, the vesting of RSUs is subject to the satisfaction of the Participant’s obligations as set forth in Section 7.
2.    Vesting of RSUs and Payment of Shares.
(a) Prior to Vesting. Each RSU will represent an unsecured obligation of the Company, for which there is no trust and no obligation other than to issue underlying Shares as provided by this Notice and the Plan. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any RSUs, or any Shares deliverable hereunder, unless and until such RSUs have vested in the manner set forth above and the underlying Shares have been issued and recorded on the records of the Company or its transfer agents or registrars. No adjustment shall be made for any dividends (ordinary or extraordinary, whether cash, securities, or other property), dividend equivalents, or distributions or other rights for which the record date is prior to the date Shares are issued, except as provided in Section 11 of the Plan.
(b) Vesting. Each RSU represents the right to receive one Share on the date it vests. Subject to Section 3 and the next paragraph, one whole Share shall be delivered to the Participant in respect of each RSU that vests as soon as practicable after vesting, but in each such case within the period ending no later than the fifteenth (15th) day of the third (3rd) month following the end of the calendar year, or if later, the end of the Company’s tax year, in either case that includes the vesting date. In no event will the Participant be permitted, directly or indirectly, to specify the taxable year of delivery of Shares pursuant to vesting of RSUs. Any distribution or delivery of Shares to be made to the Participant will, if the Participant is then deceased, be made to the Participant’s designated beneficiary, or if no beneficiary survives the Participant, the administrator or executor of the Participant’s estate. Any such transferee must furnish the Company with written notice of his or her status as transferee and evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer. After RSUs have vested in the manner set forth in the Vesting Schedule above and the underlying Shares have been issued and recorded on the records of the Company or its transfer agents or registrars, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

(c) 409A. Notwithstanding anything in the Plan, this Notice, or any Separate Arrangement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the RSUs is accelerated in connection with the termination of the Participant’s service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) the Participant is a “specified employee” within the meaning of Section 409A at the time of the termination of the Participant’s service and (y) the delivery of Shares pursuant to such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if made on or within the six (6) month period following the termination of the Participant’s service, then the delivery of such Shares will not be made until the date that is six (6) months and one (1) day following the date of termination of the Participant’s service, unless the Participant dies following the date his or her service terminates, in which case, the RSUs will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Notice that the grant of the RSUs and delivery of any Shares issuable upon vesting of the RSUs be exempt from the requirements of Section 409A to the greatest extent provided under the regulations promulgated so that none of the RSUs or Shares issuable upon vesting of RSUs will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. To the extent that any RSUs or any Shares issuable under the terms of any RSUs are determined to be subject to the requirements of Section 409A, it is the intent of this Notice that this RSU Award comply with Section 409A, and any ambiguities will be interpreted to so comply. For purposes of this Notice, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
3.    Treatment Upon Termination of Service. Subject to vesting if and as provided by any Separate Arrangement:

(a) If the Participant’s employment terminates due to dismissal by the Company or its subsidiary for Cause (as defined by any Separate Arrangement, and if there is no Separate Arrangement defining Cause, then as defined in the Plan), or resignation by the Participant without breach by the Company or its subsidiary of the terms of the Participant’s employment, then any RSUs issued to that Participant that have neither vested nor lapsed at the time of termination of employment will lapse without further consideration at the time of termination of employment and the Participant will have no further rights with respect to such lapsed RSUs or any underlying Shares.
(b) If a Participant’s employment terminates due to dismissal by the Company or its subsidiary without Cause or resignation by the Participant because the Company or its subsidiary has breached the terms of the Participant’s employment and failed to cure that breach within 20 days of receipt from the Participant of written notice explaining the breach, then one-half of the RSUs issued to the Participant that have not lapsed or vested will immediately vest and the remaining RSUs will lapse without further consideration at the time of termination of employment and the Participant will have no further rights with respect to such lapsed RSUs or any underlying Shares.
(c) Termination of employment will not affect vested RSUs except as set forth in Section 7 or any Separate Arrangement.

4.    Tax Consequences, Withholding, and Liability.
(a) The Participant may suffer adverse tax consequences as a result of the grant or vesting of the RSUs and issuance and/or disposition of the Shares. The Participant understands that the actual tax consequences associated with the RSUs and Shares are complicated and depend, in part, on the Participant’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. THEREFORE, THE PARTICIPANT SHOULD SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE FEDERAL TAX LAW AND THE TAX LAWS OF ANY MUNICIPALITY, STATE OR NON-U.S. JURISDICTION TO WHICH THE PARTICIPANT IS SUBJECT. By accepting the RSUs and any Shares, the Participant acknowledges and agrees that the Participant has either consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the RSUs and Shares in light of the Participant’s specific situation or has had the opportunity to consult with such a tax advisor and has chosen not to do so. Neither the Company or any of its subsidiaries nor any of its or their employees, counsel, or agents has provided to the Participant, and the Participant has not relied upon from the Company or any of its subsidiaries or any of its or their employees, counsel, or agents, any written or oral advice or representation regarding the U.S. federal, state, local or non-U.S. tax consequences of the receipt, ownership and vesting of the RSUs, the issuance of Shares in connection with vesting of the RSUs, the other transactions contemplated by this Notice, or the value of the Company or the RSUs or Shares at any time. With respect to such matters, the Participant relies solely on the Participant’s own advisors.
(b) The Participant (and not the Company or any of its subsidiaries) shall be responsible for the Participant’s own tax liability that may arise as a result of the receipt, ownership and vesting of the RSUs, the issuance of Shares, or the other transactions contemplated by this Notice (the “Participant Tax Obligations”). Pursuant to such procedures as the Company or its Plan administrator may specify from time to time, the Company or its subsidiary, as applicable, shall satisfy its obligations to pay withholding taxes or other tax deposits in connection with the RSUs, the issuance of Shares, or the other transactions contemplated by this Notice in accordance with applicable law or regulation (the “Company Deposits”). If Company Deposits are less than the Participant Tax Obligations, the Participant is solely responsible for any additional taxes due. If the Participant’s reimbursement of the Company (whether by payment of cash or surrender of Shares or any other means) for Company Deposits exceeds the Participant Tax Obligations, the Participant’s sole recourse will be against the relevant taxing authorities, and the Company and its Affiliates will have no obligation to the Participant in respect thereof. The Participant is responsible for determining the Participant’s actual income tax liabilities and making appropriate payments to or obtaining appropriate refunds from the relevant taxing authorities in respect of the Participant Tax Obligations and to avoid interest and penalties.
(c) Payment by the Company or its Affiliate of Company Deposits will result in a commensurate obligation of the Participant to pay, or cause to be paid, to the Company or its Affiliate, in accordance with Section 14(d) of the Plan, the amount of Company Deposits so paid, and the Company shall not be required to issue any of the Shares or any interest therein unless and until the Participant has satisfied this obligation. If, at the time Shares are to be issued, the Common Stock is not freely tradeable on a national securities exchange or market system (and for this purpose, a blackout pursuant to the Company’s insider trading policy will not be considered to render the Shares not freely tradeable), the Participant may in the Participant’s sole discretion satisfy the obligation to repay the Company Deposits by electing to have the Company withhold and retain such number of Shares otherwise deliverable to the Participant, and/or by surrendering such number of Shares already delivered to the Participant, having an aggregate Fair Market Value equal to the amount of such Company Deposits.
(d) If the Company or its Affiliate pays any Company Deposits in connection with vesting of RSUs on any Vesting Date that the Common Stock is freely tradeable on a national securities exchange or market system (and for this purpose, a blackout pursuant to the Company’s insider trading policy will not be considered to render the Shares not freely tradeable), then the Participant shall reimburse the Company for such Company Deposits through Cashless Settlement or, if elected by the Company in any case, through Net

Settlement. There is no assurance that the price at which Shares are sold in a Cashless Settlement or retained in a Net Settlement will equal the value at which Shares vesting on the Vesting Date are taxed. For these purposes,
“Cashless Settlement” means a number of the Shares issuable pursuant to the RSUs vesting on that date having an aggregate Fair Market Value that equals the amount of the Company Deposits paid will be sold within an administratively reasonable period of time on or after that date by a broker selected or approved by the Company at such fees and pursuant to such rules and process as the Company may reasonably approve. The Participant will bear the brokerage fees and other costs associated with such sale and related transmission of funds. The net proceeds from such sale will be remitted to the relevant tax authorities in satisfaction of the Company’s obligation to make Company Deposits or paid to the Company in reimbursement of any Company Deposits paid, and any remaining net proceeds shall be delivered to the Participant or a brokerage account maintained for the Participant.
“Net Settlement” means the Company retains a number of the Shares issuable pursuant to RSU vesting on that date having an aggregate Fair Market Value that equals the amount of the Company Deposits paid.
In lieu of the foregoing methods of reimbursing Company Deposits, the Participant may, at any time that any RSUs remain unvested, make a one-time irrevocable election to reimburse the Company in cash for all future Company Deposits.
(e) The Company will not withhold from the Participant’s paycheck(s) and/or any other amounts payable to the Participant to satisfy the Participant’s obligation to reimburse the Company for Company Deposits except to the extent that the other methods of repaying the Company described in this Section 4 are not sufficient to satisfy such reimbursement obligation in full.
5.    No Guarantee of Continued Service. VESTING OF THE RSUs IS EARNED ONLY BY CONTINUOUS SERVICE AT THE WILL OF THE COMPANY (OR THE AFFILIATE OR SUBSIDIARY EMPLOYING OR RETAINING THE PARTICIPANT) AND NOT THROUGH BEING HIRED OR BEING GRANTED THE RSUs. THIS NOTICE, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE APPLICABLE TO THE RSUs DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT TO PROVIDE SERVICE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE AFFILIATE OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE THE PARTICIPANT’S SERVICE AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT NOTICE, AND WITH OR WITHOUT CAUSE.
6.    Participant Representations. The Participant is generally aware of the Company’s business affairs and financial condition and understands and acknowledges that (i) an investment in the Shares involves a high degree of risk; (ii) the Participant was and is free to use professional advisors of the Participant’s choice to advise the Participant regarding this RSU Award; (iii) the Participant has reviewed and understands this Notice and the Plan and the meaning and consequences of receiving grants of RSUs and Shares issued upon vesting of RSUs; (iv) receipt of the RSUs and any Shares issued upon vesting of the RSUs is voluntary and the Participant is accepting the RSUs and any Shares issued freely and without coercion or duress; and (v) the Participant has not received and is not relying, and will not rely, upon any advice, representations or assurances made by or on behalf of the Company or any of its Affiliates or any employee of or counsel to the Company or any of its Affiliates regarding the Company’s prospects or the value of the RSU Award or Shares issuable upon vesting of the RSUs, any tax or other effects or implications of the RSUs or Shares or other matters contemplated by this RSU Award.
7.    Additional Conditions to Issuance of Stock, Forfeiture, and Clawback. As a condition to receipt and vesting of any RSUs and issuance of Shares, the Participant must enter into an agreement with the Company, in form specified by the Company, to protect the Company’s confidential information, intellectual property, and business interests (the “Proprietary Interests Agreement”), if the Participant has not already done so, and acceptance of Restricted Stock Units and any Shares will constitute the Participant’s agreement to the Proprietary Interests Agreement. If the Participant’s employment or service is terminated for Cause, or if the Participant, without the written consent of the Company, (i) has engaged in or engages in activity that is in conflict with or adverse to the interests of the Company or any Affiliate of the Company while employed by or providing services to the Company or any Affiliate of the Company, including fraud or conduct intentionally contributing to any material financial restatements or irregularities, or (ii) violates in any material respect the Proprietary Interests Agreement or any other contract between the Participant and the Company, or the Participant’s common law duty of confidentiality or trade secret protection, or any Company policy prohibiting misappropriation of property or any illegal or fraudulent acts, the Company may suspend any vesting of any RSUs or issuance of any Shares pending the Participant’s cure of such breach, and if such breach cannot be cured or is not cured to the Company’s reasonable satisfaction within such period of not less than thirty (30) days as the Company may specify, the Company may (a) terminate any RSUs for which Shares have not been issued and will have no obligation to issue any Shares in respect of any such terminated RSUs or to provide any consideration to the Participant in respect thereof; and (b) require the Participant to forfeit and return to the Company any compensation, gain or other value realized on the vesting of the RSUs or the sale or other transfer of Shares.
8.    Restrictions on Transfer. Except as otherwise provided in this Notice, the RSUs will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the RSUs, or upon any attempted sale under any execution, attachment or similar process, the affected RSUs will become null and void. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and other holders, (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (d) restrictions to comply with applicable law.

9.    Additional Agreements of Participant.
(a) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to RSUs or Shares by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to administration of this Notice, the RSUs and the Shares through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
(b) Personal Information. To facilitate the administration of the Plan and any successor plan and the terms of this Notice, it may be necessary for the Company and its administrators to collect, hold and process certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of Common Stock owned, relationship to the Company, details of all awards issued under the Plan or any predecessor or successor plan or any other entitlement to shares of Company Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”) and to transfer this Data to certain third parties such as transfer agents, stock plan service providers, and brokers with whom the Participant or the Company may elect to deposit any Shares. Participant hereby consents to the collection, use and transfer, in electronic or other form, of the Participant’s Data for the exclusive purposes of implementing, administering and managing Participant’s participation in the Plan and any predecessor and successor plan and handling of Common Stock issued pursuant to the Plan. The Participant understands that Data will be transferred to the Company’s transfer agent, broker, administrative agents or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and any predecessor and successor plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, the Company’s broker, administrative agents, and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan or any predecessor or successor plan to receive, possess, use, process, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan or any predecessor or successor plan and handling of Common Stock issued pursuant to the Plan. The Participant understands that Data will be held only as long as is necessary for this purpose. The Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant RSUs or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan or any successor plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
(c) Lock-up. In connection with any underwritten public offering by the Company of its equity securities pursuant to a registration statement filed under the Securities Act, upon the request of the Company or the underwriters managing such offering, during the Lock-up Period (as defined below), the Participant shall not, without the prior written consent of the Company or its underwriters, directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer or grant any option, right or warrant or other contract for the purchase of, lend, purchase any option or other contract for the sale of, enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares or other securities into which the Shares may be converted or that are issued in respect of the Shares (other than those included in the registration). For this purpose, the “Lock-up Period” means such period of time after the effective date of the registration as is requested by the Company or the underwriters; provided that such period shall not exceed 180 days (or such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions, including (without limitation) the restrictions set forth in Rule 2711(f)(4) of the National Association of Securities Dealers and Rule 472(f)(4) of the New York Stock Exchange, as amended, or any similar successor rules). The Company’s underwriters shall be beneficiaries of this provision, and the Participant shall execute and deliver such agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In addition, if requested by the Company or the underwriters of Common Stock (or other securities) of the Company, the Participant shall provide, within ten (10) days of such request, such information as may be required or reasonably requested by the Company or the underwriters in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 9(c) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the Shares (or other securities) subject to the foregoing restriction until the end of said 180-day (or other) period. The Participant agrees, and will cause any transferee to agree, that any transferee of the Option shall be bound by this Section 9.
(d) Proprietary Information. The Participant agrees that all financial and other information relating to the Company furnished to the Participant constitutes “Proprietary Information” that is the property of the Company. The Participant shall hold in confidence and not disclose or, except within the scope of Participant’s service, use any Proprietary Information. The Participant shall not be obligated under this paragraph with respect to information the Participant can document is or becomes readily publicly available without restriction through no fault of the Participant. Upon termination of the Participant’s service, the Participant shall promptly return to the Company all items containing or embodying Proprietary Information (including all copies). This paragraph supplements, but does not limit, any other agreement between the Participant and the Company, or any applicable law, related to protection, ownership, or use of the Company’s information or property.
(e) Consideration. The RSUs and Shares are issued in consideration of services provided by the Participant and/or other benefit to the Company within the meaning of Section 152 of the General Corporation Law of the State of Delaware; the Participant is not required to make any cash payment to the Company in respect of issuance of RSUs or Shares.
10.    General.
(a) No Waiver; Remedies. Either party’s failure to enforce any provision of this Notice shall not in any way be construed as a waiver of any such provision, or prevent that party from thereafter enforcing such provision and each and every other provision of this Notice. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
(b) Successors and Assigns. The terms of this Notice shall inure to the benefit of and bind the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, the terms of this Notice shall be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns. The rights and obligations of the Participant under this Notice may be assigned only with the prior written consent of the Company.

(c) Notices. Any notice hereunder shall be in writing (which shall include electronic transmission) and shall be deemed received (i) the business day following electronic verification of receipt if sent electronically, (ii) upon personal delivery to the party to whom the notice is directed, (iii) the business day following deposit with a reputable overnight courier, or (iv) five days after deposit in the U.S. mail, First Class with postage prepaid. Notice shall be addressed to the Company at its principal executive office, attention General Counsel and Chief Human Resources Officer, and to the Participant at the address that he or she most recently provided to the Company. The Participant agrees that it is the Participant’s responsibility to notify the Company of any changes to his or her mailing address so that the Participant may receive any shareholder information to be delivered by regular mail.

(d) Modifications to Notice. Modifications to this Notice can be made only in an express written contract executed by a duly authorized officer of the Company and will not require the consent of the Participant unless such modification would materially adversely affect the rights of the Participant hereunder. Notwithstanding anything to the contrary in the Plan or this Notice, the Company reserves the right, but is not required, to revise this Notice as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this RSU Award.
(e) Governing Law; Severability. This Notice is governed by the internal substantive laws, but not the choice of law rules, of Delaware. If any provision of this Notice becomes or is declared by a court or arbitrator having jurisdiction over a dispute hereunder to be illegal, unenforceable or void, such provision shall be amended to the extent necessary to conform to applicable law so as to be valid and enforceable and to achieve, to the extent possible, the economic, business and other purposes of such illegal, unenforceable, or void provision or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall deleted from this Notice and the remainder of this Notice shall continue in full force and effect.
(f) Entire Agreement. The Plan and this Notice, along with any Separate Arrangement (to the extent applicable), form a contract and constitute the entire understanding between the Participant and the Company with respect to the RSUs and the Shares issuable upon vesting of the RSUs and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect thereto. Without limiting the foregoing, the Project Zaha Restricted Stock Grant Notice dated June 1, 2022 and the Award reflected therein issued to the Participant (the “Prior Award”) is superseded and replaced by this Notice and the Award reflected herein, and accordingly the Prior Award is hereby canceled and of no force or effect.

Dated: __________________	HIRERIGHT HOLDINGS CORPORATION By:______________________________ Name: Title: